Exhibit 99.1

News Release
Contact: Ken Dennard / Natalie Hairston Dennard Lascar Investor Relations (713) 529-6600 TCBX@dennardlascar.com

FOR IMMEDIATE RELEASE

THIRD COAST BANCSHARES, INC. REPORTS

SECOND QUARTER 2022 FINANCIAL RESULTS

Strategic Growth Plan Includes Realignment of Production Leadership and Research and Development Initiatives

HUMBLE, TX – July 27, 2022 – Third Coast Bancshares, Inc. (NASDAQ: TCBX) (the “Company”, “Third Coast”, “we”, “us”, or “our”), the bank holding company for Third Coast Bank, SSB, today reported its 2022 second quarter financial results.

Second Quarter 2022 Financial and Operational Highlights

•
Loans held for investment grew $301.2 million to $2.75 billion, or 12.3%, over the first quarter of 2022, and a 77.2% increase over the $1.55 billion reported in the second quarter of 2021.
•
Deposits reached $2.90 billion, an increase of $311.1 million, or 12.0%, over the first quarter of 2022, and $1.11 billion, or 62.5% over the second quarter of 2021. Noninterest-bearing deposits declined $412.0 million to $519.6 million and now represent 17.9% of total deposits.
•
Total assets reached $3.36 billion, a sequential increase of $317.7 million, or 10.4%, over the first quarter of 2022, and $1.34 billion, or 66.8%, more than the $2.01 billion reported in the second quarter of 2021.
•
Net income totaled $2.3 million, or $0.16 per diluted common share, in the second quarter of 2022, compared to $2.1 million, or $0.15 per diluted common share, in the first quarter of 2022.
•
Book value per share and tangible book value per share(1) increased to $22.43 and $21.00, respectively, at June 30, 2022.
•
Opened 14th location in June 2022 with a de novo branch located in Georgetown, Texas.

“Third Coast is pleased to report another quarter of strong organic growth,” stated Bart Caraway, Third Coast’s Chairman, President and Chief Executive Officer. “Loans are up $1.20 billion in the last year while our asset quality has improved consistently both on a percentage and an absolute basis. We are fortunate to operate in attractive Texas markets with extraordinary bankers that are focused on serving our clients, driving these financial results.

“Beginning in the second quarter, we refocused our efforts toward our strategic growth plan to further position the Company for success, including the structured realignment of our production leadership and making investments in our future, such as the development of new products and services. As part of our leadership realignment, earlier this week we announced the promotions of Bill Bobbora and Andrew Novarini to lead our Commercial Banking group and Community Banking group, respectively. From a research and development perspective, we incurred additional expenses related to our Fintech and Banking-as-a-Service (BaaS) initiatives. By making these investments, we believe we will be in a much better position to grow deposit and fee income. We are excited about these potential opportunities for the Company.

“In the meantime, we remain committed to our long-term focus of serving our customers, building relationships, cultivating technological evolution, and expanding our markets. Regarding our branch network, we opened our 13th branch in Ft. Worth, Texas in the first quarter and our 14th branch in Georgetown, Texas in June.

“Looking ahead, we believe that our strategic growth plan positions us well to leverage our existing infrastructure. We also believe our teams, particularly those that we have recruited over the past 12 months, are performing at a high level and we expect them to continue to exceed our expectations. I am confident we will continue to improve our financial performance and expand relationships with new and potential clients within the Texas business community,” concluded Mr. Caraway.

Loan Portfolio and Composition

During the second quarter of 2022, gross loans increased to $2.75 billion as of June 30, 2022, an increase of 12.3% from $2.45 billion as of March 31, 2022, and an increase of 77.2% from $1.55 billion as of June 30, 2021. PPP loans declined to $8.8 million at June 30, 2022 from $26.7 million at March 31, 2022. Excluding the effect of PPP loan forgiveness, the loan portfolio increased $319.1 million, or 13.2%, from March 31, 2022 to June 30, 2022, or 52.9% annualized. The loan growth was well diversified with Real Estate loans up $116.7 million and Commercial loans up $158.8 million from March 31, 2022.

Asset Quality

Asset quality improved during the second quarter of 2022 with non-performing assets declining $1.4 million, or 11.4%, from the first quarter of 2022. Improvement was primarily the result of the sale of the other real estate owned property. The provision for loan losses recorded for the second quarter of 2022 was $3.4 million, which served to increase the allowance to $26.7 million, or 0.97% of the $2.75 billion in gross loans outstanding as of June 30, 2022. Provision expense for the second quarter of 2022 related primarily to provisioning for new loans.

As of June 30, 2022, the nonperforming loans to loans held for investment ratio remains low at 0.40%, which decreased from 0.44% at March 31, 2022 and 0.73% at June 30, 2021. During the three months ended June 30, 2022 and 2021, charge-offs and recoveries were minimal, representing a net recovery of $4,000 and a net charge-off of $77,000, respectively.

Deposits and Composition

Deposits totaled $2.90 billion as of June 30, 2022, an increase of 12.0% from $2.59 billion as of March 31, 2022, and an increase of 62.5% from $1.78 billion as of June 30, 2021. Noninterest-bearing demand deposits decreased from $931.6 million at March 31, 2022 to $519.6 million at June 30, 2022, and increased $144.7 million, or 38.6%, from June 30, 2021. Noninterest-bearing demand deposits represented 17.9% of total deposits as of June 30, 2022, down from 36.0% of total deposits as of March 31, 2022, and 21.0% of total deposits as of June 30, 2021. Interest-bearing demand deposits as of June 30, 2022 increased $756.9 million, or 56.0%, from March 31, 2022 and savings accounts as of June 30, 2022 increased $3.6 million, or 10.5%, from March 31, 2022. These increases were partially offset by a decrease in time deposits of $37.5 million, or 13.9%.

The average cost of deposits was 0.52% for the second quarter of 2022, representing a 19 basis point increase from the first quarter of 2022 due primarily to the increase in rates paid on interest-bearing demand deposits and the movement of a group of significant customer deposit accounts from noninterest bearing to interest bearing in the second quarter of 2022. The average cost of deposits for the second quarter of 2022 increased 3 basis points from the second quarter of 2021 due primarily to the significant increase in interest-bearing demand deposits and increased interest rates paid on deposits.

Net Interest Margin and Net Interest Income

The net interest margin for the second quarter of 2022 was 3.77%, a decrease of 32 basis points from the first quarter of 2022 and a decrease of 62 basis points from the second quarter of 2021. The yield on loans for the second quarter of 2022 was 4.73% compared to 4.90% at March 31, 2022. The decrease was primarily due to a reduction from the first quarter of 2022 of $310,000 in loan fees and $883,000 in PPP fees.

Net interest income totaled $27.7 million for the second quarter of 2022, an increase of 10.0% from $25.2 million for the first quarter of 2022. Interest income totaled $32.5 million for the second quarter of 2022, an increase of 19.6% from $27.2 million for the first quarter of 2022. Interest and fees on loans increased $4.5 million, or 16.8%, compared to the first quarter of 2022, and increased by $7.6 million, or 32.5%, from the second quarter of 2021. Interest expense was $4.8 million for the second quarter of 2022, an increase of $2.8 million, or 141.7% from $2.0 million for the first of 2022 and an increase of 75.6% from $2.7 million for the second quarter of 2021. The increase in interest expense is primarily due to interest paid on interest-bearing deposit accounts and interest related to the subordinated debt issued in March 2022.

Noninterest Income and Noninterest Expense

Noninterest income totaled $1.3 million for the second quarter of 2022, compared to $1.7 million for the first quarter of 2022. This decrease was primarily due to a decrease in derivative income of $583,000 in the second quarter of 2022 offset by a $98,000 gain on sale of the guaranteed portion of a SBA loan sold in the second quarter of 2022. There were no sales of the guaranteed portion of SBA loans in the first quarter of 2022.

Noninterest expense totaled $22.8 million in the second quarter of 2022, an increase of 12.8% from $20.2 million in the first quarter of 2022, which was primarily due to a loss on the sale of other real estate owned of $350,000, a one-time legal settlement of $900,000, and increased salary expense related to additional employees hired in the first and second quarters of 2022. We also incurred additional professional expenses related to potential new products and services and attorney fees and additional FDIC assessment expense as a result of increased rates due to bank growth. The employee headcount increased from 334 as of December 31, 2021 to 353 as of June 30, 2022.

The efficiency ratio was 78.52% in the second quarter of 2022, compared to 75.09% in the first quarter of 2022, and 79.64% in the second quarter of 2021. The slight improvement in the efficiency ratio from the second quarter of 2021 was due to the increase in interest and fees on loans.

Net Income and Earnings Per Share

Net income totaled $2.3 million for the second quarter of 2022, compared to $2.1 million for the first quarter of 2022. Basic earnings per share and diluted earnings per share increased slightly to $0.17 per share and $0.16 per share, respectively, in the second quarter of 2022 from $0.16 per share and $0.15 per share, respectively, in the first quarter of 2022.

_______________________________

(1)
Non-GAAP financial measure. Please refer to the table titled “GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures” at the end of this press release for a reconciliation of these non-GAAP financial measures.

Earnings Conference Call

Third Coast has scheduled a conference call to discuss second quarter 2022 results, which will be broadcast live over the Internet, on Thursday, July 28, 2022, at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate in the call, dial 201-389-0869 and ask for the Third Coast Bancshares call at least 10 minutes prior to the start time, or access it live over the Internet at https://ir.tcbssb.com/events-and-presentations/events. For those who cannot listen to the live call, a replay will be available through August 4, 2022, and may be accessed by dialing 201-612-7415 and using passcode 13731039#. Also, an archive of the webcast will be available shortly after the call at https://ir.tcbssb.com/events-and-presentations/events for 90 days.

About Third Coast Bancshares, Inc.

Third Coast Bancshares, Inc. is a commercially focused, Texas-based bank holding company operating primarily in the Greater Houston, Dallas-Fort Worth, and Austin-San Antonio markets through its wholly owned subsidiary, Third Coast Bank, SSB. Founded in 2008 in Humble, Texas, Third Coast Bank, SSB conducts banking operations through 14 branches and one loan production office encompassing the four largest metropolitan areas in Texas. Please visit https://www.tcbssb.com for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy; interest rate risk and fluctuations in interest rates; our ability to maintain our largest deposit relationships; our ability to grow or maintain our deposit base; our ability to implement our expansion strategy; changes in key management personnel; credit risk associated with our business; and other market conditions and economic trends generally and in the banking industry. For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”), and our other filings with the SEC.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including “Tangible Book Value Per Share and Tangible Common Equity to Tangible Assets Ratio,” which are supplemental measures that are not required by, or are not presented in accordance with, GAAP. Please refer to the table titled “GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures” at the end of this press release for a reconciliation of these non-GAAP financial measures.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	2022		2021
(Dollars in thousands)	June 30	March 31	December 31	September 30	June 30
ASSETS
Cash and cash equivalents:
Cash and due from banks	$317,462	$369,782	$326,733	$359,888	$352,544
Federal funds sold	2,741	1,538	292	696	1,228
Total cash and cash equivalents	320,203	371,320	327,025	360,584	353,772

Interest bearing time deposits in other banks	132	132	131	131	131
Investment securities available-for-sale	157,261	126,218	26,432	26,431	25,991
Loans held for investment	2,749,177	2,447,945	2,068,724	1,612,394	1,551,722
Less: allowance for loan and lease loss	(26,666)	(23,312)	(19,295)	(15,571)	(13,394)
Loans, net	2,722,511	2,424,633	2,049,429	1,596,823	1,538,328
Accrued interest receivable	12,568	12,648	10,228	10,238	11,350
Premises and equipment, net	22,888	20,846	19,045	18,364	15,859
Other real estate owned	-	1,666	1,676	1,676	1,686
Bank-owned life insurance	51,919	26,671	26,528	26,382	26,237
Non-marketable securities, at cost	15,213	11,327	7,527	10,905	8,032
Deferred tax asset, net	7,179	4,258	4,123	4,456	3,836
Core Deposit Intangible, net	1,211	1,252	1,292	1,332	1,373
Goodwill	18,034	18,034	18,034	18,034	18,034
Other assets	28,943	21,383	7,942	6,815	8,671
Total assets	$3,358,062	$3,040,388	$2,499,412	$2,082,171	$2,013,300

LIABILITIES
Deposits:
Noninterest bearing	$519,614	$931,622	$531,401	$364,418	$374,942
Interest bearing	2,378,650	1,655,547	1,609,798	1,451,533	1,408,326
Total deposits	2,898,264	2,587,169	2,141,199	1,815,951	1,783,268

Accrued interest payable	1,683	387	437	477	866
Other liabilities	26,906	20,122	7,769	8,291	7,845
FHLB advances	18,000	50,000	50,000	50,250	50,000
Note Payable - Line of Credit	30,875	1,000	1,000	1,000	20,500
Note Payable - Subordinated Debentures	80,367	80,507	-	-	13,000
Total liabilities	3,056,095	2,739,185	2,200,405	1,875,969	1,875,479

Commitments and contingencies - ESOP-owned shares	-	-	-	2,060	1,876

SHAREHOLDERS' EQUITY
Common stock	13,543	13,524	13,482	9,387	6,647
Additional paid-in capital	250,413	249,775	249,202	160,725	97,821
Retained earnings	40,393	38,116	36,029	35,675	33,290
Accumulated other comprehensive income	(1,283)	887	1,393	1,394	1,042
Treasury stock, at cost	(1,099)	(1,099)	(1,099)	(979)	(979)
	301,967	301,203	299,007	206,202	137,821
Less: ESOP-owned shares	-	-	-	(2,060)	(1,876)
Total shareholders' equity	301,967	301,203	299,007	204,142	135,945
Total liabilities and shareholders' equity	$3,358,062	$3,040,388	$2,499,412	$2,082,171	$2,013,300

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended					Year Ended
	2022		2021			2021
(Dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30	December 31
INTEREST INCOME:
Loans, including fees	$31,164	$26,682	$26,226	$23,940	$23,522	$98,886
Investment securities available-for-sale	894	276	265	265	261	1,043
Federal funds sold and other	451	226	169	194	148	686
Total interest income	32,509	27,184	26,660	24,399	23,931	100,615

INTEREST EXPENSE:
Deposit accounts	3,443	1,844	1,913	2,023	2,213	8,526
FHLB advances and notes payable	1,328	130	128	374	504	1,536
Total interest expense	4,771	1,974	2,041	2,397	2,717	10,062

Net interest income	27,738	25,210	24,619	22,002	21,214	90,553

Provision for loan losses	3,350	4,000	6,100	2,323	-	9,923

Net interest income after provision for loan losses	24,388	21,210	18,519	19,679	21,214	80,630

NONINTEREST INCOME:
Service charges and fees	617	619	566	559	770	2,367
Gain on sale of SBA loans	98	-	411	175	-	586
Other	551	1,047	1,078	230	339	1,925
Total noninterest income	1,266	1,666	2,055	964	1,109	4,878

NONINTEREST EXPENSE:
Salaries and employee benefits	13,994	13,324	14,029	12,138	12,512	48,642
Data processing and network expense	932	922	786	844	820	3,060
Occupancy and equipment expense	1,830	1,873	1,557	1,419	1,195	5,367
Legal and professional	2,001	1,746	1,450	1,164	1,564	5,293
Loan operations and other real estate owned expense	282	278	275	495	170	1,963
Advertising and marketing	467	427	657	422	406	1,889
Telephone and communications	99	100	115	119	168	595
Software purchases and maintenance	201	198	248	261	192	852
Regulatory assessments	956	645	506	252	294	1,101
Loss (gain) on sale of other real estate owned	350	-	-	-	(31)	344
Other	1,661	668	464	527	489	1,919
Total noninterest expense	22,773	20,181	20,087	17,641	17,779	71,025

NET INCOME BEFORE INCOME TAX EXPENSE	2,881	2,695	487	3,002	4,544	14,483

Income tax expense	604	608	133	617	955	3,059

NET INCOME	$2,277	$2,087	$354	$2,385	$3,589	$11,424

EARNINGS PER COMMON SHARE:
Basic earnings per share	$0.17	$0.16	$0.03	$0.29	$0.57	$1.45
Diluted earnings per share	$0.16	$0.15	$0.03	$0.28	$0.55	$1.40

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended					Year Ended
	2022		2021			2021
(Dollars in thousands, except share and per share data)	June 30	March 31	December 31	September 30	June 30	December 31
Net Income	$2,277	$2,087	$354	$2,385	$3,589	$11,424

Earnings per share, basic	$0.17	$0.16	$0.03	$0.29	$0.57	$1.45
Earnings per share, diluted	$0.16	$0.15	$0.03	$0.28	$0.55	$1.40
Dividends per share	$-	$-	$-	$-	$-	$-

Return on average assets (A)	0.29%	0.32%	0.06%	0.46%	0.71%	0.55%
Return on average equity (A)	3.01%	2.81%	0.55%	5.41%	11.45%	6.70%
Net interest margin (A) (C)	3.77%	4.09%	4.78%	4.49%	4.39%	4.65%
Efficiency ratio (D)	78.52%	75.09%	75.31%	76.81%	79.64%	74.43%

Capital Ratios
Third Coast Bancshares, Inc. (consolidated):
Total shareholders' equity to total assets	8.99%	9.91%	11.96%	9.90%	6.85%	11.96%
Tangible common equity to tangible assets (B)	8.47%	9.33%	11.28%	9.06%	5.94%	11.28%

Third Coast Bank, SSB:
Common equity tier 1 (to risk weighted assets)	11.60%	12.36%	12.63%	11.89%	11.24%	12.63%
Tier 1 capital (to risk weighted assets)	11.60%	12.36%	12.63%	11.89%	11.24%	12.63%
Total capital (to risk weighted assets)	12.40%	13.17%	13.54%	12.96%	12.32%	13.54%
Tier 1 capital (to average assets)	12.47%	13.66%	12.27%	8.39%	6.93%	12.27%

Other Data
Weighted average shares:
Basic	13,454,423	13,385,324	10,724,545	8,099,878	6,339,850	7,874,110
Diluted	13,822,522	13,755,026	11,156,037	8,448,112	6,535,163	8,138,824
Period end shares outstanding	13,464,093	13,445,782	13,403,324	9,313,929	6,573,684	13,403,324
Book value per share	$22.43	$22.40	$22.31	$22.14	$20.97	$22.31
Tangible book value per share (B)	$21.00	$20.97	$20.87	$20.06	$18.01	$20.87

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(A) Interim periods annualized.

(B) Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures on page 11 of this News Release.

(C) Net interest margin represents net interest income divided by average interest-earning assets.

(D) Represents total noninterest expense divided by the sum of net interest income plus noninterest income. Taxes and provision for loan losses are not part of this calculation.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended
	June 30, 2022			December 31, 2021			June 30, 2021
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate
Assets
Interest-earnings assets:
Investment securities	$112,793	$894	3.18%	$42,677	$265	2.46%	$25,361	$261	4.13%
Loans, gross	2,641,330	31,164	4.73%	1,774,294	26,226	5.86%	1,653,012	23,522	5.71%
Federal funds sold and other interest-earning assets	200,801	451	0.90%	226,197	169	0.30%	257,991	148	0.23%
Total interest-earning assets	2,954,924	32,509	4.41%	2,043,168	26,660	5.18%	1,936,364	23,931	4.96%
Less allowance for loan losses	(24,818)			(17,130)			(13,531)
Total interest-earning assets, net of allowance	2,930,106			2,026,038			1,922,833
Noninterest-earning assets	201,734			187,770			103,389
Total assets	$3,131,840			$2,213,808			$2,026,222

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$2,222,677	$3,443	0.62%	$1,485,059	$1,913	0.51%	$1,420,239	$2,213	0.62%
Notes payable and fed funds sold	83,390	1,208	5.81%	1,126	11	3.88%	33,500	396	4.74%
FHLB advances	46,319	120	1.04%	66,315	117	0.70%	50,000	108	0.87%
Total interest-bearing liabilities	2,352,386	4,771	0.81%	1,552,500	2,041	0.52%	1,503,739	2,717	0.72%
Noninterest-bearing deposits	453,936			392,955			386,593
Other liabilities	22,383			10,770			10,219
Total liabilities	2,828,705			1,956,225			1,900,551
Shareholders’ equity	303,135			257,583			125,671
Total liabilities and shareholders’ equity	$3,131,840			$2,213,808			$2,026,222
Net interest income		$27,738			$24,619			$21,214
Net interest spread (1)			3.60%			4.66%			4.24%
Net interest margin (2)			3.77%			4.78%			4.39%

____________

(1) Net interest spread is the average yield on interest earning assets minus the average rate on interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

(3) Interest earned/paid includes accretion of deferred loan fees, premiums and discounts.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

	Three Months Ended
	2022		2021
(Dollars in thousands)	June 30	March 31	December 31	September 30	June 30
Period-end Loan Portfolio:
Real estate loans:
Commercial real estate:
Non-farm non-residential owner occupied	$508,864	$477,573	$383,941	$361,467	$361,217
Non-farm non-residential non-owner occupied	464,530	463,618	445,308	345,360	286,533
Residential	273,415	225,649	213,264	179,971	165,890
Construction, development & other	440,925	414,653	320,335	124,548	80,400
Farmland	23,895	13,467	9,934	8,309	6,011
Commercial & industrial	914,845	756,005	611,348	538,551	612,306
Consumer	3,706	3,304	4,001	4,417	4,499
Other	118,997	93,676	80,593	49,771	34,866
Total loans	$2,749,177	$2,447,945	$2,068,724	$1,612,394	$1,551,722

Asset Quality:
Nonaccrual loans	$9,806	$9,896	$10,030	$11,077	$5,158
Loans > 90 days and still accruing	387	40	278	561	184
Restructured loans--accruing	785	790	5,295	5,319	5,924
Total nonperforming loans	$10,978	$10,726	$15,603	$16,957	$11,266
Other real estate owned	-	1,666	1,676	1,676	1,686
Total nonperforming assets	$10,978	$12,392	$17,279	$18,633	$12,952

QTD Net charge-offs (recoveries)	$(4)	$(17)	$2,376	$146	$77

Nonaccrual loans:
Real estate loans:
Commercial real estate:
Non-farm non-residential owner occupied	$964	$986	$1,008	$1,032	$1,058
Non-farm non-residential non-owner occupied	323	334	346	353	365
Residential	116	121	127	133	76
Construction, development & other	232	238	244	251	257
Farmland	-	-	-	-	-
Commercial & industrial	8,165	8,210	8,297	9,162	3,227
Consumer	-	-	-	-	-
Other	-	-	-	-	-
Purchased credit impaired	6	7	8	146	175
Total nonaccrual loans	$9,806	$9,896	$10,030	$11,077	$5,158

Asset Quality Ratios:
Nonperforming assets to total assets	0.33%	0.41%	0.69%	0.89%	0.64%
Nonperforming loans to total loans	0.40%	0.44%	0.75%	1.05%	0.73%
Allowance for loan losses to total loans	0.97%	0.95%	0.93%	0.97%	0.86%
QTD Net charge-offs(recoveries) to average loans (annualized)	0.00%	0.00%	0.53%	0.04%	0.02%

Third Coast Bancshares, Inc. and Subsidiary

GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures

(unaudited)

Our accounting and reporting policies conform to GAAP (generally accepted accounting principles) and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional financial measures discussed in this earnings release as being non-GAAP financial measures. Specifically, we review “Tangible Book Value Per Share and Tangible Common Equity to Tangible Assets Ratio” for internal planning and forecasting purposes. We classify a financial measure as a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are not included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.

The non-GAAP financial measures that we discuss in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this earnings release may differ from that of other companies reporting measures with similar names. It is important to understand how other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures we have discussed in this earnings release when comparing such non-GAAP financial measures.

	Three Months Ended					Year Ended
	2022		2021			2021
(Dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30	December 31
Tangible Common Equity:
Total shareholders' equity	$301,967	$301,203	$299,007	$206,202	$137,821	$299,007
Less: Goodwill and core deposit intangibles, net	19,245	19,286	19,326	19,366	19,407	19,326
Tangible shareholders' equity	$282,722	$281,917	$279,681	$186,836	$118,414	$279,681

Common shares outstanding at end of period	13,464,093	13,445,782	13,403,324	9,313,929	6,573,684	13,403,324
Book Value Per Share	$22.43	$22.40	$22.31	$22.14	$20.97	$22.31
Tangible Book Value Per Share	$21.00	$20.97	$20.87	$20.06	$18.01	$20.87

Tangible Assets:
Total assets	$3,358,062	$3,040,388	$2,499,412	$2,082,171	$2,013,300	$2,499,412
Adjustments: Goodwill and core deposit intangibles, net	19,245	19,286	19,326	19,366	19,407	19,326
Tangible assets	$3,338,817	$3,021,102	$2,480,086	$2,062,805	$1,993,893	$2,480,086

Total Shareholders' Equity to Total Assets	8.99%	9.91%	11.96%	9.90%	6.85%	11.96%
Tangible Common Equity to Tangible Assets	8.47%	9.33%	11.28%	9.06%	5.94%	11.28%